UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 2, 2005

VINTAGE PETROLEUM, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-10578	73-1182669
(Commission File Number)	(IRS Employer Identification No.)

110 West Seventh Street, Tulsa, Oklahoma	74119
(Address of Principal Executive Offices)	(Zip Code)

(918) 592-0101

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

In 1999, the Board of Directors of Vintage Petroleum, Inc. (the “Company”) established the Vintage Petroleum, Inc. Discretionary Performance Bonus Program (as amended, the “Program”). The purpose of the Program is to enhance stockholder value by providing eligible employees of the Company, including executive officers, with an added incentive to achieve specific annual targets and goals. The Program also allows the Company to remain competitive with its peers in attracting and retaining qualified personnel. The targets and goals are approved by the Board of Directors. In 2004, the Company’s executive officers and all other U.S. employees were eligible for cash incentive awards under the Program. Each executive officer of the Company was eligible to earn an individual award expressed as a percentage of base salary paid during the Program year. Executive officer cash incentive award opportunities varied by level of responsibility. There was no minimum incentive award. The maximum percentage of base salary payable as a cash incentive award was 75%, 105% or 150%, depending on the executive officer’s position. Awards could be granted if specified Company financial and operating performance targets and individual performance levels were achieved and the Board of Directors determined to grant such bonuses.

On March 2, 2005, the Board of Directors, upon the recommendation of the Compensation Committee of the Board of Directors, granted bonuses for 2004 under the Program to eligible U.S. employees, including executive officers, of the Company. The following table sets forth the bonuses approved for 2004 for the “named executive officers” of the Company who will appear in the Company’s proxy statement for its 2005 Annual Meeting of Stockholders:

	Year	Bonus
Charles C. Stephenson, Jr. Chairman, President and Chief Executive Officer	2004	$300,267

William C. Barnes Executive Vice President and Chief Financial Officer	2004	$192,321

William L. Abernathy Executive Vice President and Chief Operating Officer	2004	$186,015

Larry W. Sheppard Senior Vice President – New Ventures	2004	$104,296

William E. Dozier Senior Vice President – Business Development	2004	$91,516

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VINTAGE PETROLEUM, INC.

Date: March 8, 2005	By:	/s/ Michael F. Meimerstorf
Michael F. Meimerstorf Vice President and Controller

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